CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #508/510 to the Registration Statement on Form N-1A of Advisor Series Trust with respect to the filing of the Prospectus and Statement of Additional Information for Shenkman Short Duration High Income Fund, a series of Advisor Series Trust.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
May 16, 2013